SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 24, 2008

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in our other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On June 24, 2008, we, along with our subsidiary, Embryome Sciences, Inc., entered into a Product Production and Distribution Agreement with Lifeline Cell Technology, LLC for the production and marketing of embryonic progenitor cells or progenitor cell lines, and products derived from those embryonic progenitor cells.  The products developed under our agreement with Lifeline will be produced and sold for research purposes, such as drug discovery and drug development uses.  We plan to sell the products to researchers at universities and other institutions, to companies in the bioscience and biopharmaceutical industries, and to companies that provide research products to companies in those industries.

Proceeds from the sale of products will be shared by Embryome Sciences and Lifeline in different percentages depending upon a number of factors, including the relationship between the customer and Lifeline, and whether the product was produced for distribution solely by one party or whether it was jointly produced.  Under the agreement, it is expected that Embryome Sciences will participate in the production of all products, and Lifeline may also produce products for distribution in collaboration with Embryome Sciences under certain circumstances.

The proceeds from the sale of products to certain distributors with which Lifeline has a pre-existing relationship will be shared equally by Embryome Sciences and Lifeline, after deducting royalties payable to licensors of the technology used, and certain production and marketing costs. The proceeds from products produced for distribution by both Embryome Sciences and Lifeline, and products produced by one party at the request of the other party, will be shared in the same manner.  Proceeds from the sale of other products, which are produced for distribution by one party, generally will be shared 90% by the party that produced the product for distribution, and 10% by the other party after deducting royalties payable to licensors of technology used.  In the case of the sale of these products, the party that produces the product and receives 90% of the sales proceeds will bear all of the production and marketing costs of the product.

The products will be produced using technology and stem cell lines we licensed from Wisconsin Alumni Research Foundation (“WARF”), technology developed by Embryome Sciences, technology developed by Lifeline, and technology licensed by Lifeline from Advanced Cell

Technology, Inc.  We or Embryome Sciences will pay royalties to WARF, and Lifeline will pay royalties to Advanced Cell Technology, for the use of the licensed technology and stem cells.

We paid Lifeline $250,000 to facilitate their product production and marketing efforts.  We will be entitled to recover that amount from the share of product sale proceeds that otherwise would have been allocated to Lifeline.

Our agreement with Lifeline will terminate in 20 years or upon the expiration of the last to expire of the patents covering any products produced under the agreement or covering the licensed technology that Embryome Sciences and Lifeline will use to produce products, whichever is later.

Section 7 - Regulation FD

Section 7.01 - Regulation FD Disclosure

The press release filed as Exhibit 99.1 is incorporated by reference.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: June 25, 2008	By /s/ Steven A. Seinberg
Chief Financial Officer

Exhibit Number	Description

99.1	Press Release dated June 25, 2008